Exhibit 5.2

Our Ref: SXE:CTL:248623 2 April 2015 LMI Aerospace, Inc. 411 Fountain Lakes Blvd St. Charles, Missouri 63301 UNITED STATES
Dear Sir / Madam

LEGAL OPINION - TASS ASIA PACIFIC (AP) PTY LTD IN RELATION TO LMI AEROSPACE, INC.

We act on behalf of TASS Asia Pacific (AP) Pty Ltd (ACN 136 175 669) (TASS AP), a company duly incorporated and registered in the State of Queensland, Australia, and a wholly-owned subsidiary of LMI Aerospace, Inc. (LMI), in connection with the registration by LMI under the Securities Act of 1933 (United States), as amended, of $245,000,000 in aggregate principal amount of LMI’s 7.375% Second-Priority Senior Secured Notes due 2019 (Exchange Notes), to be guaranteed by TASS AP (each such guarantee, a Guarantee), pursuant to the Company’s registration statement on Form S-4 (File No. 333– ) filed with the U.S. Securities and Exchange Commission on the date hereof (as the same may be amended from time to time, the Registration Statement). As described in the Registration Statement, the Exchange Notes and the related Guarantees will be exchanged for LMI’s outstanding restricted 7.375% Second-Priority Senior Secured Notes due 2019 and related guarantees. LMI will issue the Exchange Notes pursuant to an indenture dated as of June 19, 2014 by and among LMI, the guarantors party thereto (including TASS AP) and U.S. Bank National Association, as Trustee and as collateral agent as may be supplemented from time to time (Indenture).

We have been asked to provide a legal opinion to LMI with respect to the Indenture and Guarantee.

We consent to this legal opinion being filed as an exhibit to the Registration Statement in relation to the Indenture and Guarantee and to the use of our name, Macpherson + Kelley Lawyers Pty Ltd, under the caption “Legal Matters” in the prospectus that is a part of such Registration Statement.

1.	Documents Considered

For the purposes of this letter, we have considered the following documents:

LMI Aerospace, Inc.		2 April 2015

(a)	the Constitution of TASS AP;

(b)	the signed Resolution of the Directors of TASS AP;

(c)	the signed Indenture, including the Guarantee as set forth therein; and

(d)	a certificate of Good Standing for TASS AP.

2.	Scope

(a)	We do not give any opinion in relation to this matter, the above documents or the intended transaction, other than that which is expressly set out in this letter. This letter was prepared for and at the request of the named addressee and the Commission in relation to the Indenture and Guarantee.

(b)	We note that the Indenture and Guarantee are expressed to be governed by the laws of New York, United States of America and advise that we have made no investigations of such laws and assume that the terms of the Indenture and Guarantee are in all respects lawful and effective under the laws of New York, United States of America.

3.	Assumptions

We have assumed for the purposes of this letter:

(a)	The genuineness of all signatures on originals or copies, the authenticity of documents submitted to us and the conformity with the originals of all documents submitted to us as copies or drafts;

(b)	The authenticity and completeness of all certificates, documents, instruments, corporate minutes, resolutions and records which we have seen;

(c)	The accuracy of any and all representations of fact expressed in or implied by the documents we have examined;

(d)	That the resolutions contained in the Minutes of Meeting of the Directors of TASS AP have been duly passed prior to the execution of the Indenture and Guarantee, in compliance with the Constitution of TASS AP;

(e)	That we have only reviewed the Constitution in relation to the Indenture and Guarantee;

(f)	That we have made no review of agreements, documents or transactions described or referred to in the Minutes of Meeting of the Directors and that we express no opinion as to the effect of such terms, condition or provision of such agreements, documents and transaction upon the Indenture and Guarantee or the matters herein; and

(g)	That none of the opinions creates an implied opinion unless the implied opinion is essential to the legal conclusion reached and is based upon the prevailing normality and expectation among experienced lawyers in Australia and is reasonable under the circumstances.

LMI Aerospace, Inc.		2 April 2015

4.	Opinion

Based	on and relying on the assumptions set out above and subject to the qualifications set out below, we are of the opinion that:

(a)	As at 2 April 2015, TASS AP is an Australian proprietary company limited by shares, and duly incorporated in the State of Queensland, Australia;

(b)	As at 2 April 2015, TASS AP is validly registered, and the records held by the Australian Securities and Investment Commission do not indicate any circumstances which are likely to jeopardise this registration;

(c)	TASS AP has the power to execute, deliver and perform its obligations under the Indenture and Guarantee and that all necessary corporate action has been taken to authorise the execution, delivery and performance of the same;

(d)	The Indenture has been authorised by all necessary corporate action from TASS AP;

(e)	The Guarantee has been authorised by all necessary corporate action from TASS AP; and

(f)	To the extent as known to us to be generally applicable to transactions of this type, TASS AP’s execution of the Indenture and Guarantee will not (i) contravene any existing applicable law, statute, rule or regulation to which TASS AP is subject to in Australia or (ii) contravene or conflict with any terms or provision of its Constitution.

5.	Qualifications

The opinions expressed above are, however, subject to the following qualifications:-

(a)	This opinion is confined to and given on the basis of the laws of the State of Victoria, Australia and the Commonwealth of Australia as currently applied by the courts of the said jurisdictions. We have not investigated and we do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed no other law would affect the opinion stated herein;

(b)	We undertake no obligation to update this opinion in response to or to advise you of subsequent changes in applicable law, or future events or information that might affect the opinions expressed herein;

(c)	This opinion was prepared for and at the request of the named addressee and the Commission in relation to the Indenture and Guarantee; and

(d)	Opinions and statements in this opinion in relation to the registration status of TASS AP are based on results obtained from the Australian Securities and Investment Commission’s public database of companies as at 2 April 2015.

LMI Aerospace, Inc.		2 April 2015

If you have any queries, please contact the writer.

Yours faithfully

M+K LAWYERS
CLAIRE LAWFORD Associate

TEL: +61 3 9794 2505 | FAX: +61 3 9794 2540
EMAIL: claire.lawford@mk.com.au